          As filed with the Securities and Exchange Commission on March 30, 1998
                                                      Registration No. _________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                          --------------------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              PNB FINANCIAL GROUP
                              -------------------
            (Exact Name of Registrant as Specified in Its Charter)

                                  California
         ------------------------------------------------------------
        (State or Other Jurisdiction of Incorporation or Organization)

                                  95-3847640
                     -------------------------------------
                    (I.R.S. Employer Identification Number)

             4665 MacArthur Court, Newport Beach, California 92660
                                (714) 851-1033
    ----------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

       Doug L. Heller                       Copy To:   Leonard J. McGill
       PNB Financial Group                             Day Campbell & McGill
       4665 MacArthur Court                            3070 Bristol, Suite 650
       Newport Beach, California 92660                 Costa Mesa, California 92626
       (714) 851-1033                                  (714) 429-2900
       ----------------------------------------------------------------------------

      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)


     Approximate date of commencement of proposed sale to the public: From time
                                                                      ---------
to time after the Registration Statement becomes effective.
-----------------------------------------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_] _____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                       Proposed            Proposed
                        Amount         Maximum             Maximum          Amount of
Title of Shares         To Be      Aggregate Price        Aggregate        Registration
To Be Registered      Registered   Per Share/(1)/    Offering Price/(1)/       Fee
---------------------------------------------------------------------------------------
Common Stock           1,416,706      $25.00            $ 35,417,650       $10,448.21
---------------------------------------------------------------------------------------

(1) Estimated, pursuant to Rule 457(c), on the basis of the market price per share on March 24, 1998 solely for the purposes of calculating the registration.

                 --------------------------------------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION
DATED March 30, 1998
                                  PROSPECTUS

                              PNB FINANCIAL GROUP
                             4665 MacArthur Court
                        Newport Beach, California 92660
                                (714) 851-1033

            ----------------------------------------------------

                       1,416,706 Shares of Common Stock

            ----------------------------------------------------

     The shares of Common Stock of PNB Financial Group (the "Company") offered hereby (the "Shares") will be sold from time to time by certain stockholders of the Company (the "Selling Stockholders") in transactions in the national over-the-counter market or otherwise at prices prevailing at the time of sale. The Company will not receive any of the proceeds from the sale of the Shares, but will bear the expenses incurred in registering the Shares.

     The Shares offered hereby have been acquired by the Selling Stockholders from an affiliate of the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future sales by the Selling Stockholders to the public without restriction. To the knowledge of the Company the Selling Stockholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

     Brokers or dealers effecting the transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.

     The Common Stock of the Company is not presently trading in an "established public trading market." The Company is aware of three securities dealers who seek to handle trades in its stock: Mitchell Securities Corporation of Portland, Oregon; Sutro and Company of San Francisco, California; and Hoefer & Arnett of San Francisco, California. The bid and asked prices of the Common Stock on March 30, 1998 were $24.00 and $26.00 respectively. Such quotations are to the best knowledge of the Company and reflect interdealer prices, without retail mark up, mark down or commissions.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     THE COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. See "Risk Factors" on page I-5.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            ----------------------------------------------------

                The date of this Prospectus is March __, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Building, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

     (b) The description of the Company's Common Stock contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Doug L. Heller, Chief Financial Officer, PNB Financial Group, 4665 MacArthur Court, Newport Beach, California 92660; (714) 851-1033.

     No person is authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general business conditions, including a worsening economy which might slow the overall demand for the Company's services; economic conditions which may adversely affect deposits or significantly reduce the demand for lending services; government action or regulation which may affect the banking industry as a whole; competitive factors, including the entry of new competitors; failure to obtain new customers, retain customers or volume reductions by current customers; loss of executive management or other key employees; the effects of changes in costs and availability of insurance coverage; the effects of changes in compensation or benefit plans; adverse results in significant litigation matters; and other factors referenced in this Prospectus.


                                  THE COMPANY

PNB Financial Group
-------------------

     The Company was incorporated in California in June, 1982 and is registered as a Bank Holding Company under the federal Bank Holding Company Act of 1956, as amended. The Company commenced operations in April, 1983 when, pursuant to a reorganization, it acquired all of the voting stock of Pacific National Bank ("PNB" or the "Bank"). At the present time, the Company's principal business is to serve as a holding company for the Bank.

Pacific National Bank
---------------------

     PNB was organized as a national banking association in 1980. PNB's business, most of which is conducted in the Southern California marketplace, consists primarily of attracting deposits from the public and using such deposits, together with capital and other funds, to make loans to individuals and small and medium-size businesses. The deposit services offered by the Bank include those traditionally offered by commercial banks, such as checking, savings and time deposits. The loans offered by the bank consist primarily of three types: (1) commercial, real estate and consumer loans which the Bank holds for investment, (2) residential mortgage loans which are sold to institutional investors, and (3) Small Business Administration loans in which the guaranteed portion is generally sold in the secondary market.

     The Bank operates three commercial loan and depository regional offices, two mortgage loan offices and four mortgage loan production offices. With the exception of the four mortgage loan production offices, all of the offices are in the Southern California marketplace, with deposit taking offices in Newport Beach, Beverly Hills and Orange, and mortgage offices in Irvine and San Diego. The four mortgage loan production offices are located in Phoenix, Flagstaff and Tucson, Arizona and Sacramento, California. On December 31, 1997, the Bank employed 229 full time equivalent employees, including 34 commissioned mortgage brokers. Several of the Bank's employees also provide services for the Company.

     The Company's principal executive offices are located at 4665 MacArthur Court, Newport Beach, California 92660 and its telephone number is (714) 851-1033.

                                 RISK FACTORS

THE SECURITIES WHICH ARE OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS SET FORTH BELOW. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING IN MAKING AN INVESTMENT DECISION.

     Before investing in the Common Stock, prospective purchasers should carefully consider the matters set forth below as well as the other information set forth in this Prospectus.

NO ASSURANCE OF FINANCIAL SUCCESS

     The banking industry is complicated by competitive, regulatory and other factors, and by adverse economic conditions. The Company's continued success will depend on PNB's ability to procure funds at a cost below its earnings on assets funded therewith, on its ability to generate and effectively manage its loans and other assets, liabilities and related income and expenses, and on the availability of capital to support its current operations and future plans. As a result of the foregoing, there can be no assurances that the Company will continue to be successful and achieve its objectives.

GENERAL ECONOMIC CONDITION

     Periods of economic slowdown or recession, rising interest rates, fluctuations or declining demand for banking and financial services are conditions that are beyond the Company's control but may nevertheless adversely affect the Company's business.

COMPETITION

     The banking industry in Southern California, generally, and in the Bank's primary market area in Orange and Los Angeles Counties, in particular, is highly competitive with respect to both deposits and loans. The area is dominated by a relatively small number of major banks which have many offices operating over a wide geographic area. Many of the major commercial banks operating in the Bank's market area offer services which the Bank does not offer. These competitors, which are more highly capitalized than the Bank in terms of absolute dollars, also have higher lending limits. In addition to the traditional banking institutions, there are also other entities which compete in the lending market, such as insurance companies, mortgage lenders, and small loan companies. The stock market, mutual funds, and other non-federally insured investments also compete with banks for their traditional source of funds, customer deposits.

     The mortgage banking business in Southern California is also very competitive. The Bank's mortgage banking competition includes large national mortgage companies which have many offices throughout the Bank's primary market area, along with local non-bank mortgage companies. The large national mortgage companies typically sell their mortgage loans directly to FNMA and Freddie Mac and maintain the loan servicing. This, together with their large volume, gives them a competitive advantage over PNB.

     Competition in the banking industry places pressure on banks to lower the rates they charge on the loans they make and to increase the rates they pay on deposits, which reduces the spread between these two rates of interest and, in turn, a bank's profitability. Banks are also pressured to reduce the fees they charge for services, further reducing profitability. As a result of the foregoing factors, there can be no assurance that the Bank will continue to successfully compete in the Southern California market.

ASSET QUALITY AND ALLOWANCES FOR LOAN LOSSES

     The success of bank holding companies, such as the Company, depends to a significant extent upon the quality of their loans and other assets. The Company's ratios of non-performing loans to total loans and non-performing assets to total assets were 1.2% and .7%, respectively, at December 31, 1997. The Company's determination of the adequacy of its allowances for loan losses is based on an evaluation of the risk characteristics of its loan portfolio, general past loss experience, the quality of specific loans, the level of non-accruing assets, the value of underlying collateral, current economic conditions, volume growth of the portfolios and other relevant factors. The Company believes that its allowances for loan losses at December 31, 1997 were adequate. However, if delinquency levels were to increase as a result of adverse general economic conditions in the Company's markets or for any other reason, this may no longer be true. There can be no assurances that the allowances will be adequate to cover losses or that significant increases to the allowances will not be required in the future if general economic conditions should decline. The need to make additional provisions for the allowance for loan losses could adversely affect the Company's results of operations.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

     The Company's profitability is dependent to a large extent on its net interest income, which is the difference between its interest income on interest-earning assets, such as loans, and its interest expense on interest-bearing liabilities, such as deposits.

     Financial institutions, including the Company, will continue to be affected by changes in general interest rate levels and by other economic factors. Fluctuations in interest rates are not predictable or controllable. Interest rate risk also arises from mismatches between repricing or maturity characteristics of assets and liabilities. The Company has structured its assets and liabilities in an effort to mitigate the impact of changes in interest rates, but there can be no assurances of the Company's ability to continue to achieve existing levels of net interest income.

SUPERVISION AND REGULATION

     Banks and bank holding companies operate in a highly regulated environment and are subject to supervision and examination by both federal and state bank regulatory agencies. Federal and state laws and regulations govern matters including the regulation of certain debt obligations; changes in control; maintenance of adequate capital for general business operations and the financial condition of financial institutions generally; permissible types, amounts and terms of loans and investments; the level of reserves against deposits; restrictions on dividend payments; establishment and closing of branch offices; and the maximum rate of interest that may be charged. The Company is subject to the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and to regulation and supervision by the FRB, the FDIC and the Comptroller of the Currency (the "Comptroller").

     The FRB, Comptroller and FDIC possess cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner in which the Company and the Bank may conduct business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB.

     The FRB implements national monetary policies by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements, and by varying the discount rate for borrowings by banks which are members of the Federal Reserve System. The FRB has the authority to conduct examinations of the Company, including any non-bank subsidiaries, to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt, and to regulate the ability of a bank holding company to establish branches abroad. The Company may not pay dividends without the prior approval of the FRB and must advise the FRB before repurchasing any stock.

     The Company is required to obtain the prior approval of the FRB for the acquisition of more than 5% of the voting shares or substantially all of the assets of a bank or bank holding company, and is prohibited by the Bank Holding Company Act, except in certain circumstances and subject to approval of the FRB, from controlling or engaging in, directly or indirectly, activities other than banking, managing or controlling banks or furnishing services to its subsidiaries.

     The Comptroller of the Currency regulates the daily operations of the Bank through an extensive system of regulation, reporting and accounting. The actions of the FRB and the Comptroller in these areas influence the growth of Bank loans, investments and deposits and also affect interest rates charged on loans and deposits. The nature and impact of any future changes in monetary, regulatory and accounting policies cannot be predicted.

     The Bank's Small Business Administration ("SBA") loan department is substantially impacted by the policies, guidelines and funding availability established by the U.S. Government's SBA. Congress periodically sets the amount of SBA funds available. Significant changes in the level of funding could severely effect the operation of the Bank's SBA department, and a significant decrease in available funding could have a material adverse effect on the Company's financial condition.

     In September 1994, the Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA") was enacted. The IBBEA largely eliminated restrictions on interstate banking and since June 1, 1997 has permitted interstate branching, subject to certain options which states may enact by law. Certain aspects of the IBBEA were clarified and amended in 1997, with the passage of the Riegle-Neal Classification Act. The Economics Growth and Regulatory Paperwork Act of 1996 ("EGRPA") streamlined application processes and eased regulations in several areas, facilitating acquisitions and expansion of non-banking activities. The IBBEA and EGRPA may increase competition by both out-of-state and in-state banking organizations or by other financial institutions. There can be no assurance that implementation of changes in laws and regulations affecting banking will not adversely affect the Company.

     The regulatory and monetary policies discussed above have had, and are expected to continue to have, significant effects on the operating results of commercial banks, including PNB. Changes in regulatory or monetary policies are difficult to predict and can have a material adverse effect on the Company's overall financial condition and the value of the Common Stock.

CREDIT RISKS

     As a financial institution, the Company is exposed to the risk that customers to whom the Bank has made loans will be unable to repay those loans according to their terms and that the collateral securing such loans, if any, may not be sufficient in value to assure repayment. Credit losses could have a material adverse affect on the Company's overall financial condition.

RISKS ASSOCIATED WITH CERTAIN LOANS

     In addition to the risks associated with lending generally, certain types of loans carry their own inherent risks. Risk factors associated with commercial loans include the competency of the management of the borrower, the industry in which the borrower is operating, the economy and the strength of the product or service offered by the borrower. Risk factors associated with installment loans include the strength of the revenue stream of the borrower and the value of the collateral. Real estate construction loan risk factors include building activity, marketing abilities, financing conditions, the economy, and the supply and demand of the product in the specific area being developed.

     The risks specific to mortgage banking arise in part from the liability associated with representations and warranties made to purchasers and insurers of mortgage loans. Under certain circumstances, the Bank may become liable for the unpaid principal and interest if there has been a breach of representations and warranties. In addition, some mortgage loans are sold with a recourse provision. Although the specific terms of recourse provisions vary from investor to investor, generally loans sold under a recourse provision are required to be repurchased by the Bank if the loan becomes delinquent within a period of approximately two to six months of funding. The Bank may become liable for the unpaid and uninsured portion of the principal and delinquent interest on mortgage loans either repurchased or indemnified. A larger than expected number of repurchased or indemnified loans could have an adverse affect on the Company's earnings and overall financial condition as well as the value of the Common Stock.

DEPENDENCE UPON KEY PERSONNEL

     The Company is dependent upon the efforts and abilities of its senior management, including its President, Allen C. Barbieri, and its Chief Financial Officer, Doug L. Heller. The loss of any of the Company's senior management could have an adverse effect on its business and prospects.

SUBSTANTIAL NUMBER OF SHARES REGISTERED FOR RESALE

     The number of shares registered for resale hereunder represents approximately 63% of the total number of outstanding shares. Sales of substantial amounts of the Company's Common Stock registered for sale hereunder, or even the potential for such sales, could have a negative effect on both the market price of the Common Stock and the Company's overall financial condition.

DIVIDENDS

     Due to its earnings and capital, the Company has not historically paid dividends on any of its shares. Management periodically reviews the possibility of paying dividends and may decide to do so in the future, but there can be no assurance at this time that such dividends will in fact be paid.

LIMITED TRADING MARKET

     There has generally been no substantial trading volume in the Company's Common Stock, and there can be no assurance that a substantial trading market will develop and continue after this offering or that the market price of the Common Stock will not decline below its current price.

YEAR 2000 ISSUE

     The Company is evaluating the potential impact of what is commonly referred to as the "Year 2000" issue, concerning the inability of certain information systems to properly recognize and process dates containing the year 2000 and beyond. If not corrected, these systems could fail or create erroneous results. The Company is in the process of determining which of its systems, if any, may present Year 2000 issues, the magnitude of these issues, and the steps that may be necessary to correct them. Therefore, the potential liabilities and costs associated with Year 2000 compliance cannot be estimated with certainty at this time. Regardless of the Year 2000 compliance of the Company's systems, there can be no assurance that the Company will not be adversely affected by the failure of others to become Year 2000 compliant. Such risks may include potential losses related to loans made to third parties whose businesses are adversely affected by the Year 2000 issue, the disruption or inaccuracy of data provided by non-Year 2000 compliant third parties and business disruption caused by the failure of service providers, such as security and data processing companies, to become Year 2000 compliant. Because of these uncertainties, there can be no assurance that the Year 2000 issue will not have a material financial impact in any future period.

RELATED PARTY TRANSACTIONS

     The Company and the following directors, executive officers and principal shareholders of the Company, Messrs. Barbieri, Hart, Heller, Morris, Salquist, Schneider and Schuler have invested in, and are shareholders of Alta Residential Mortgage, Inc., ("Alta"). Alta is a privately held real estate investment trust which was capitalized on December 24, 1997 by issuing 1,951,500 shares of common stock at $10.00 per share and warrants to purchase an additional 1,951,500 shares of Alta's common stock. The warrants are exercisable at $10.00 per common share and are exercisable for a period of 5 years from issuance. In addition, the Company loaned 1.5 million to Alta as convertible debt which will convert into 150,000 shares of common stock at such time as Alta increases its capitalization to 5 million shares of issued and outstanding common stock. Upon conversion of the 1.5 million convertible debt, the Company will be issued a warrant to purchase an additional 150,000 shares of Alta's common stock at $10.00 per share. As of December 31, 1997, the Company and Messrs. Barbieri, Hart, Heller, Morris, Salquist, Schneider and Schuler own 5.12%, 2.05%, 3.84%,
 .92%, 2.56%, 9.74%, .13% and 2.56%, respectively, of the outstanding common shares of Alta.

     In addition to the security holdings, Messrs. Barbieri, Hart and Salquist are board members of Alta. Along with his positions in the Company and the Bank, Mr. Barbieri is also the Chairman and C.E.O. of Alta. In connection with his position in Alta, effective January 1998, Alta is reimbursing the Bank $100,000 of Mr. Barbieri's salary. The Bank has also entered into two agreements with Alta. The agreements provide that Alta will be given a first right of refusal to purchase residential mortgage loans originated by the Bank and that the Bank will provide certain administrative and other services to Alta. All transactions between the two companies have been based upon the fair market value for such services or sales of mortgage loans.


                                USE OF PROCEEDS

     All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sales of the Shares by the Selling Stockholders.


                             SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of December 31, 1997, and as adjusted to reflect the sale of the shares.




                               Number of Shares          Number of Shares          Shares Beneficially
                               ----------------          ----------------          -------------------
                              Beneficially Owned       to be Sold Pursuant        Owned After Offering(1)
                              ------------------       -------------------        -----------------------
   Selling Stockholder        Prior to Offering         to this Prospectus       Number            Percent
   -------------------        -----------------         ------------------       ------            -------

Martin T. Hart(2)                  411,022                  380,062               30,690              1.3%
G. Mitchell Morris(2)              241,012                  241,012                  0                 0%
James K. Shuller                   380,062                  380,062                  0                 0%
Jon A. Salquist(2)                 266,000                  241,312               24,688              1.0%
Allen C. Barbieri(3)               178,958                  149,067               29,891              1.3%
Doug L. Heller(4)                  37,191                    25,191               12,000                *

--------------------------------
(1) Assumes the sale of all shares covered by this Prospectus. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder
(2) Martin T. Hart, G. Mitchell Morris and Jon A. Salquist are directors of the Company
(3)    Allen C. Barbieri is the President and a director of the Company.
(4)    Doug L. Heller is the Chief Financial Officer of the Company.

                             PLAN OF DISTRIBUTION

     The Shares will be offered and sold by the Selling Stockholders for their own accounts. The Company will not receive any of the proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to bear the expenses of the registration of the Shares, including legal and accounting fees, and such expenses are estimated to be $25,000.

     The Selling Stockholders may, from time to time, offer and sell all or part of the shares acquired by them pursuant to the Plan on the over-the-counter market at market prices prevailing at the time or in negotiated transactions at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Act.

     The Company has informed the Selling Stockholders that the anti-manipulative Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market and has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus.

     The Selling Stockholders may also use Rule 144 under the Act to sell the Shares if they meet the criteria and conform to the requirements of such Rule.

                          DESCRIPTION OF COMMON STOCK

     The Company's Articles of Incorporation authorize the issuance of 20,000,000 shares of Common Stock, no par value, of which approximately 2,280,680 shares were outstanding as of March 30, 1998. The shares are fully paid and nonassessable.

     Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders and, upon the giving of notice as required by law, are entitled to cumulate their votes in the election of directors. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time, by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Day Campbell & McGill, 3070 Bristol Street, Suite 650, Costa Mesa, California.

                                    EXPERTS

     The audited financial statements of the Company incorporated by reference herein have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

     The Company's articles of incorporation, bylaws and Section 317 of the California General Corporation Law makes provisions for the indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with actions, suits or proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is therefore unenforceable.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

          Registration fee                  $10,448
          Blue Sky fees and expenses          2,000
          Legal fees and expenses             5,000
          Accounting fees and expenses        5,000
          Printing                            1,000
          Miscellaneous                       1,552
          -----                             -------
          TOTAL                             $25,000

_____________
(1) All of the above expenses except the SEC registration fee are estimated. All of the above expenses will be paid by the Company.


Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

          Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Articles of Incorporation of the Company authorize the Company to provide indemnification of its officers, directors and agents for breach of duty to the Company and its shareholders through bylaw provisions and/or indemnification agreements. The Company's Bylaws provide for the indemnification of its officers and directors to the fullest extent permitted by law.

          In addition, as permitted by Section 2094(a)(10) of the California General Corporation Law, the Articles of Incorporation and Bylaws of the Company provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. However, as provided by California law, such a limitation will not act to limit the liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) any improper transactions between a director and the Company in which the director has a material financial interest or (vii) any unlawful distributions to the shareholders of the Company or any unlawful loan of money or property to, or a guarantee of the obligation of, any director or officer of the Company.

Item 16.  Exhibits
          --------

          Exhibit
          Number

          4.1*     Restated Articles of Incorporation of the Company

          4.2**    Amended of Articles of Incorporation of the Company

          4.3***   Bylaws of the Company of the Company

          5        Opinion of Day Campbell & McGill

          23.1     Consent of McGladrey & Pullen, LLP

          23.4 Consent of Day Campbell & McGill, counsel for the Company, included in Exhibit 5.

_____________________________
          * Filed as Exhibit 3.1 to the Company's 1989 Annual Report on Form 10-Kand incorporated herein by reference.
          ** Filed as Exhibit 3.3 to the Company's 1990 Annual Report on Form 10-K and incorporated herein by reference.
          *** Filed as Exhibit 6 to the Company's Registration Statement on From S-14 (File No. 2-78580) and incorporated herein by reference.

17.       Undertakings
          ------------

          A.       Supplementary and Periodic Information, Documents and Reports
                   -------------------------------------------------------------

          Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

          B.       Item 512 Undertaking with Respect to Rule 415 Under the
                   -------------------------------------------------------
                   Securities Act of 1933
                   ----------------------

          The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                           (a)     To include any prospectus required by
Section  10(a)(3) of the Securities Act of 1933;

                           (b)     To reflect in the prospectus any facts
or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (c)     To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          C.       Indemnification
                   ---------------

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          D.       Item 512 Undertaking with Respect to Rule 430A
                   ----------------------------------------------

          The undersigned registrant hereby undertakes that:

                   (i) For purposes of determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

                   (ii) For the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Dominguez, State of California on March 30, 1998.

                                      PNB FINANCIAL GROUP, INC.


                                      By: /s/ ALLEN C. BARBIERI
                                              -------------------------------
                                              Allen C. Barbieri
                                              President and Director

     Each person whose signature to this Registration Statement appears below hereby appoints Allen S. Barbieri as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


  Signatures                      Title                     Date
  ----------                      -----                     ----

 /s/ ALLEN C. BARBIERI      President and Director       March 30, 1998
     -------------------
     Allen C. Barbieri

                            Chairman of the Board        March   , 1998
    --------------------
    Bernard E. Schnieder

/s/ DOUG L. HELLER          Chief Financial Officer      March 30, 1998
    --------------------
    Doug L. Heller

/s/ MARTIN T. HART          Director                     March 30, 1998
    --------------------
    Martin T. Hart

/s/ G. MITCHELL MORRIS      Director                     March 30, 1998
    --------------------
    G. Mitchell Morris


                            Director                     March   , 1998
    --------------------
    Jon A. Salquist